Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE: July 1, 2009	FOR MORE INFORMATION, CONTACT:	David D. Brown
(276) 326-9000

First Community Bancshares, Inc. Announces Second Quarter Dividend

Bluefield, Virginia – First Community Bancshares, Inc. (NASDAQ: FCBC) (www.fcbinc.com) announced today that the board of directors declared a second quarter cash dividend to common stockholders of ten cents ($0.10) per common share.  The second quarter dividend is payable to common stockholders of record July 13, 2009, and is expected to be paid on or about July 27, 2009.  2009 is the Company’s 24th consecutive year of dividends to common stockholders.

First Community Bancshares, Inc., headquartered in Bluefield, Virginia, is a $2.20 billion financial holding company and is the parent company of First Community Bank, N. A.  First Community Bank, N. A. provides financial, trust and investment advisory services and insurance products to individuals and commercial customers through 71 locations in the five states of Virginia, West Virginia, North Carolina, South Carolina, and Tennessee.  First Community Bank, N. A. offers wealth management services through its Trust & Financial Services Division and Investment Planning Consultants, Inc., a registered investment advisory firm which offers wealth management and investment advice.  First Community’s wealth management group managed assets with a market value of $791 million at March 31, 2009.  First Community is also the parent company of GreenPoint Insurance Group, Inc., a full-service insurance agency located in High Point, North Carolina.  First Community’s common stock is traded on the NASDAQ Global Select Market under the symbol, “FCBC”.  Additional investor information can be found on the Internet at www.fcbinc.com.

This news release may include forward-looking statements.  These forward-looking statements are based on current expectations that involve risks, uncertainties and assumptions.  Should one or more of these risks or uncertainties materialize or should underlying assumptions prove incorrect, actual results may differ materially.  These risks include:  changes in business or other market conditions; the timely development, production and acceptance of new products and services; the challenge of managing asset/liability levels; the management of credit risk and interest rate risk; the difficulty of keeping expense growth at modest levels while increasing revenues; and other risks detailed from time to time in the Company’s Securities and Exchange Commission reports.  Pursuant to the Private Securities Litigation Reform Act of 1995, the Company does not undertake to update forward-looking statements contained within this news release.